EXHIBIT 10.1

July 1, 2006

Ms. Jill Suppes

Dear Jill:

Mediware hereby formally accepts your resignation dated and effective June 30, 2006. Despite your resignation, we are pleased that you have agreed to provide ongoing consulting services to Mediware on an “as needed basis” through December 31, 2006; provided that you shall not be required to devote more than 20 hours in any calendar month to provide such services and that such services may be provided by telephone or via electronic communication. You will not be required to provide services in excess of such number of hours or “on-site,” unless you agree to do so. From and after July 1, 2006, you are and will be an independent contractor of Mediware. Nothing in this letter agreement is intended to create any offer of employment, partnership or joint venture. You shall have no authority to enter into any contracts or agreements on behalf of Mediware. In no event will you represent to any third party that you are an agent or employee of the Mediware or connected with Mediware in any way other than under the terms of this letter agreement. The new CFO and I will work with you to ensure a seamless transition as we close Mediware’s books, file our Annual Report on Form 10-K for fiscal 2006, and move through the first half of fiscal 2007.

As compensation for your consulting services, Mediware agrees to pay you:

(a) $14,584 per month for July, August and September in accordance with Mediware’s standard payment practices;

(b) $10,000 per month for October, November and December in accordance with Mediware’s standard payment practices; and

(c) a monthly amount equal to your COBRA premiums for the same level of health insurance coverage as you were receiving on June 29, 2006 until the earlier of (i) December 31, 2006; and (ii) the date you become eligible for health benefits from a successor employer; and

(d) $35,603 for all accrued but unused vacation as of June 30, 2006, payable in one lump sum payment within thirty days after the date hereof.

Mediware will reimburse you for all pre-approved and reasonable out-of-pocket business expenses that are incurred by you in furtherance of Mediware’s business in accordance with Mediware’s policies with respect thereto as in effect from time to time. Upon submission of appropriate documentation, Mediware will also reimburse in accordance with Mediware’s policies you for any out-of-pocket business expenses you incurred prior to your resignation, but for which you have not yet been reimbursed.

You, on your own behalf and that of your heirs, executors, attorneys, administrators, successors, and assigns, hereby fully release and discharge Mediware and its predecessors, successors, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, general and limited partners, employees, and agents, whether in their individual or official capacities and the current and former trustees or administrators of any retirement or other benefit plan applicable to the employees or former employees of Mediware from any and all liability, claims and demands including, but not limited to, claims, demands or actions arising under Mediware’s policies and procedures, whether formal or informal, United States or State of Kansas Constitutions; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Kansas Act Against Discrimination (Kan. Stat. Ann. 44 Sec. 1001 (et. seq.), Kansas Age Discrimination in Employment Act (Kan. Stat. Ann. 44 Sec. 1111 et. seq.); the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act, as amended; the Americans With Disabilities Act, as amended; Executive Order 11246; and any other federal, state or local statute, ordinance or regulation with respect to employment, and in addition thereto, from any other claims, demands or actions with respect to your employment with the Mediware or other association with Mediware, including, but not limited to, the termination of your employment with Mediware, any right of payment for disability or any other statutory or contractual right of payment or any claim for relief on the basis of any alleged tort or breach of contract under the common law of the State of Kansas or any other state including, but not limited to, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence; provided, however, that nothing contained in this letter shall apply to, or release Mediware or any of the other entities or persons listed above, from (i) any obligation contained in this letter agreement, (ii) any obligation to provide vested benefits in accordance with the terms of any employee benefit plan or program, including, but not limited to under the terms of any stock option plan, program or agreement, maintained or sponsored by Mediware, (iii) any rights you may have or obligations of Mediware with respect to indemnification, advancement of expenses and/or insurance coverage pursuant to Mediware’s By-Laws as restated as of September 13, 2004, or (iv) any claims that arise after the date of this letter agreement. You represent that you have not assigned or filed any claim, demand, action or charge to date against Mediware.

You hereby acknowledge that except as provided by or referred to in this letter agreement, Mediware does not owe you any further payments (including payments of compensation upon termination) or other benefits under your Employment Agreement dated May 20, 2005 and that your post-employment duties in your Employment Agreement (e.g., confidentiality, non-competition and other covenants) shall remain unaffected. Your obligations pursuant to Section 7.a. and b. (relating to the confidentiality of information) and Section 8 (relating to intellectual property) of your Employment Agreement shall be deemed remade mutatis mutandis in this letter agreement to reflect your consulting role under this letter agreement. You shall be permitted to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration, subject to your continuing obligations under your Employment Agreement.

From and after the date of this agreement, you agree that you will not take any actions or make any oral or written statements to any third party that disparages Mediware and its directors and officers. Mediware agrees that neither it nor any of the persons referred to in the preceding sentence will take any actions or make any oral or written statements to any third party that disparage you. We mutually agree that statements consistent with the press release attached hereto shall not be a violation of this letter agreement, and that nothing herein precludes Mediware, such persons or you from making truthful statements in response to any inquiry by any federal or state regulatory authority or in any legal proceeding.

Without precluding acting to obtain specific performance and/or injunctive relief in a court of applicable jurisdiction, in the event of any dispute between the parties hereto arising out of or relating to this letter agreement, such dispute shall be settled by arbitration in Wyandotte County or the City of Kansas City, State of Kansas, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The parties hereto agree that the arbitral panel shall also be empowered to grant injunctive relief to a party, which may be included in any award. Judgment upon the award rendered, including injunctive relief, may be entered in any court having jurisdiction thereof.

Jill, on behalf of Mediware, I thank you for your service and wish you the best in all of your future endeavors.

Very truly yours,

/S/ James Burgess

James Burgess
Chief Executive Officer

Agreed to an accepted
as of the date first written above

/S/ Jill H. Suppes
Jill H. Suppes